Exhibit 99.1

Investor Contact:	Press Contact:
Corinne Pankovcin	Brian Beades
212.810.5798	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Quarterly Dividend of $0.26 per Share,

Announces March 31, 2012 Quarterly Financial Results

New York, New York, May 3, 2012 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”, “we”, “us” or “our”) announced today that its Board of Directors has declared a quarterly dividend of $0.26 per share payable on July 3, 2012 to stockholders of record as of June 19, 2012.

BlackRock Kelso Capital also announced financial results for the quarter ended March 31, 2012.

HIGHLIGHTS:

Investment Portfolio: $1,099.9 million

Net Assets: $704.0 million

Indebtedness (borrowings under credit facility and senior secured notes): $378.9 million

Net Asset Value per share: $9.59

Portfolio Activity for the Quarter Ended March 31, 2012:

Cost of investments during period: $73.4 million

Sales, repayments and other exits during period: $40.7 million

Number of portfolio companies at end of period: 55

Operating Results for the Quarter Ended March 31, 2012:

Net investment income per share: $0.26

Net investment income per share, as adjusted1: $0.25

Dividends declared per share: $0.26

Earnings per share: $0.28

Net investment income: $19.0 million

Net investment income, as adjusted1: $18.6 million

Net realized and unrealized gains: $1.3 million

Net increase in net assets from operations: $20.3 million

Portfolio and Investment Activity

During the three months ended March 31, 2012, we invested $73.4 million across two new and several existing portfolio companies. This compares to investing $39.6 million across two new and several existing portfolio companies for the three months ended March 31, 2011. Sales, repayments and other exits of investment principal totaled $40.7 million during the three months ended March 31, 2012, versus $4.0 million during the three months ended March 31, 2011.

At March 31, 2012, our portfolio consisted of 55 portfolio companies and was invested 58% in senior secured loans, 16% in unsecured or subordinated debt securities, 14% in senior secured notes, 11% in equity investments, and 1% in cash and cash equivalents. This compares to our portfolio of 52 companies that was invested 49% in senior secured loans, 24% in unsecured or subordinated debt securities, 9% in senior secured notes, 12% in equity investments, and 6% in cash and cash equivalents at March 31, 2011. Our average portfolio company investment at amortized cost was approximately $20.8 million at March 31, 2012, versus $18.9 million at March 31, 2011. At March 31, 2012, 0.4% of our total debt investments at fair value (or 0.8% at amortized cost) was on non-accrual status.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were 12.3% at March 31, 2012 and 12.2% at March 31, 2011. The weighted average yields on our senior secured loans and other debt securities at fair value were 11.6% and 13.7%, respectively, at March 31, 2012, versus 11.0% and 14.2% at March 31, 2011. The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 11.6% at March 31, 2012 and 11.4% at March 31, 2011. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 11.5% and 11.9%, respectively, at March 31, 2012, versus 10.8% and 12.2% at March 31, 2011. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At March 31, 2012, we had $4.5 million in cash and cash equivalents, $171.1 million available under our senior secured, multi-currency credit facility, and $11.2 million payable for investments purchased.

Results of Operations

Results comparisons are for the three months ended March 31, 2012 and 2011.

Investment Income

For the three months ended March 31, 2012 and 2011, investment income totaled $33.2 million and $25.2 million, respectively. The increase in investment income for the current period reflects the growth of our portfolio as a result of the deployment of debt capital under our credit facility. Total investments at their current cost basis were $1,143.0 million at March 31, 2012, compared to $980.5 million at March 31, 2011. Additionally, for the three months ended March 31, 2012, fee income totaled $3.5 million as compared to $0.6 million for the three months ended March 31, 2011. Of the current period amount, $1.1 million represents amendment and capital structuring fees collected, and $1.9 million represents fees collected in conjunction with the early repayment of certain portfolio company investments.

Expenses

Total expenses for the three months ended March 31, 2012 and 2011 were $14.2 million and $10.3 million, respectively. Of these totals, $5.4 million and $4.5 million, respectively, were base management fees. Incentive management fees for the three months ended March 31, 2012 and 2011 were $2.2 million and zero, respectively. The increases in the current period reflect the overall growth and appreciation in value of our portfolio. Interest and credit facility related expenses were $4.7 million and $3.6 million, respectively, for the three months ended March 31, 2012 and 2011. The increase in the 2012 period is mainly a result of increased borrowing levels, as well as the issuance of $175 million in aggregate principal amount of our senior secured notes during January 2011. Total borrowings were $378.9 million at March 31, 2012, compared to $275.0 million at March 31, 2011. Expenses also consist of amortization of debt issuance costs, investment advisor expenses, director fees, professional fees, administrative services expense and miscellaneous other expenses.

Net Investment Income

Net investment income totaled $19.0 million and $14.9 million, or $0.26 per share and $0.20 per share, respectively, for the three months ended March 31, 2012 and 2011. The increase is primarily a result of an increase in interest income and other fees, partially offset by an increase in base and incentive management fees, as well as interest and credit facility related expenses.

Net Realized Loss

Total net realized loss for the three months ended March 31, 2012 and 2011 was $0.3 million and $42.9 million, respectively. Net realized loss for the three months ended March 31, 2012 was the result of $0.1 million in net losses from the expiration of an equity warrant and $0.2 million in net losses realized on foreign currency transactions. Foreign currency losses mainly represent net losses on forward currency contracts used to mitigate the impact that changes in foreign exchange rates would have on our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three months ended March 31, 2012 and 2011, the decrease in net unrealized depreciation on investments and foreign currency translation was $1.6 million and $46.0 million, respectively. Net unrealized depreciation was ($50.4) million at March 31, 2012 and ($59.9) million at March 31, 2011. The valuations of our investments were favorably impacted by improved performance in certain portfolio companies. Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Increase in Net Assets from Operations

For the three months ended March 31, 2012 and 2011, the net increase in net assets from operations was $20.3 million and $18.0 million, or $0.28 per share and $0.25 per share, respectively. As compared to the prior period, the increase primarily reflects the increase in net investment income, partially offset by a smaller decrease in net unrealized depreciation on investments, net of realized losses, for the three months ended March 31, 2012.

Liquidity and Capital Resources

At March 31, 2012, we had approximately $4.5 million in cash and cash equivalents, $378.9 million in debt outstanding and, subject to leverage and borrowing base restrictions, $171.1 million available for use under our senior secured, multi-currency credit facility, which matures in December 2013. At March 31, 2012, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 284% and were in compliance with all financial covenants under our debt agreements. In the near term, we expect to meet our liquidity needs through periodic add-on equity and debt offerings, use of the remaining availability under our credit facility and continued cash flows from operations. The primary use of funds will be investments in portfolio companies, reductions in debt outstanding and other general corporate purposes.

On January 18, 2011, we closed a private placement issuance of $158 million in aggregate principal amount of five-year, senior secured notes with a fixed interest rate of 6.50% and a maturity date of January 18, 2016 and $17 million in aggregate principal amount of seven-year, senior secured notes with a fixed interest rate of 6.60% and a maturity date of January 18, 2018 (collectively, the “Senior Secured Notes”). The Senior Secured Notes were sold to certain institutional accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. Interest on the Senior Secured Notes is due semi-annually on January 18 and July 18, commencing on July 18, 2011. The proceeds from the issuance of the Senior Secured Notes were used to fund new portfolio investments, reduce outstanding borrowings under our credit facility and for general corporate purposes.

Dividends

On May 2, 2012, our Board of Directors declared a quarterly dividend of $0.26 per share, payable on July 3, 2012 to stockholders of record at the close of business on June 19, 2012.

Dividends declared to stockholders for the three months ended March 31, 2012 and 2011 totaled $19.1 million, or $0.26 per share, and $23.4 million, or $0.32 per share, respectively. Tax characteristics of all dividends are reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income; and to avoid an excise tax imposed on RICs, we must distribute annually to our stockholders at least 98% of our ordinary income and 98.2% of our net capital gains. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required.

Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends paid to stockholders for the three months ended March 31, 2012 and 2011, dividends reinvested pursuant to our dividend reinvestment plan totaled $1.7 million and $2.3 million, respectively.

Share Repurchase Plan

In 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. In May 2011, the repurchase plan was further extended through June 30, 2012, with 1,594,971 shares remaining authorized for repurchase. There were no purchases under the plan during the three months ended March 31, 2012. Since inception of the repurchase plan through March 31, 2012, we have purchased 1,425,507 shares of our common stock on the open market for $9.5 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference at 4:30 p.m. (Eastern Time) on Thursday, May 3, 2012 to discuss its first quarter 2012 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 59812267). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 6:00 p.m. on Thursday, May 3, 2012 and ending at midnight on Thursday, May 10, 2012. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 59812267. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

PRIOR TO THE WEBCAST/TELECONFERENCE, AN INVESTOR PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL WILL BE POSTED TO BLACKROCK KELSO CAPITAL’S WEBSITE WITHIN THE PRESENTATIONS SECTION OF THE INVESTOR RELATIONS PAGE (http://www.blackrockkelso.com/InvestorRelations/Presentations/index.htm).

BlackRock Kelso Capital Corporation

Consolidated Statements of Assets and Liabilities (Unaudited)

	March 31, 2012	December 31, 2011
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $985,838,501 and $959,635,127)	$923,927,571	$890,691,404
Non-controlled, affiliated investments (cost of $60,889,629 and $59,633,913)	70,728,906	71,035,799
Controlled investments (cost of $96,226,445 and $78,601,629)	100,733,830	87,225,239

Total investments at fair value (cost of $1,142,954,575 and $1,097,870,669)	1,095,390,307	1,048,952,442
Cash and cash equivalents	4,529,339	7,478,904
Cash denominated in foreign currencies (cost of $707 and $300,380)	689	300,089
Receivable for investments sold	294,088	2,734,705
Interest receivable	21,477,264	16,474,871
Dividends receivable	—	8,493,799
Prepaid expenses and other assets	6,248,118	6,740,517

Total Assets	$1,127,939,805	$1,091,175,327

Liabilities:
Payable for investments purchased	$11,185,577	$421,597
Unrealized depreciation on forward foreign currency contracts	406,240	1,106,241
Debt	378,900,000	343,000,000
Interest payable	2,732,560	5,592,184
Dividend distributions payable	19,090,416	19,040,586
Base management fees payable	5,390,448	5,293,755
Incentive management fees payable	2,213,859	11,878,159
Accrued administrative services	165,104	144,625
Other accrued expenses and payables	3,903,979	3,689,331

Total Liabilities	423,988,183	390,166,478

Net Assets:
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 74,850,189 and 74,636,091 issued and 73,424,682 and 73,210,584 outstanding	74,850	74,636
Paid-in capital in excess of par	984,817,104	983,082,373
Distributions in excess of net investment income	(26,231,907)	(26,165,703)
Accumulated net realized loss	(194,823,792)	(194,505,823)
Net unrealized depreciation	(50,407,957)	(51,999,958)
Treasury stock at cost, 1,425,507 and 1,425,507 shares held	(9,476,676)	(9,476,676)

Total Net Assets	703,951,622	701,008,849

Total Liabilities and Net Assets	$1,127,939,805	$1,091,175,327

Net Asset Value Per Share	$9.59	$9.58

BlackRock Kelso Capital Corporation Consolidated Statements of Operations (Unaudited)	Three months ended March 31, 2012	Three months ended March 31, 2011
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$26,209,176	$20,960,224
Non-controlled, affiliated investments	1,531,179	1,438,785
Controlled investments	1,652,740	1,218,125

Total interest income	29,393,095	23,617,134

Fee income:
Non-controlled, non-affiliated investments	3,379,612	501,697
Non-controlled, affiliated investments	66,682	78,840
Controlled investments	39,246	38,815

Total fee income	3,485,540	619,352

Dividend income:
Non-controlled, non-affiliated investments	328,030	569,426
Non-controlled, affiliated investments	—	354,217

Total dividend income	328,030	923,643

Total investment income	33,206,665	25,160,129

Expenses:
Base management fees	5,390,448	4,465,239
Interest and credit facility fees	4,712,943	3,642,219
Incentive management fees	2,213,859	—
Amortization of debt issuance costs	627,779	608,727
Investment advisor expenses	363,685	425,485
Director fees	120,766	108,269
Professional fees	118,854	359,056
Administrative services	82,331	290,802
Other	551,788	383,697

Total expenses	14,182,453	10,283,494

Net Investment Income	19,024,212	14,876,635

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(11,097)	(37,298,417)
Non-controlled, affiliated investments	(136,297)	(5,069,199)
Controlled investments	—	—
Foreign currency	(170,575)	(500,076)

Net realized loss	(317,969)	(42,867,692)

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	6,572,057	40,655,229
Non-controlled, affiliated investments	(1,562,609)	6,964,763
Controlled investments	(4,116,225)	(1,330,568)
Foreign currency translation	698,778	(283,475)

Net change in unrealized appreciation or depreciation	1,592,001	46,005,949

Net realized and unrealized gain	1,274,032	3,138,257

Net Increase in Net Assets Resulting from Operations	$20,298,244	$18,014,892

Net Investment Income Per Share	$0.26	$0.20

Earnings Per Share	$0.28	$0.25

Basic and Diluted Weighted-Average Shares Outstanding	73,417,624	72,780,392
Dividends Declared Per Share	$0.26	$0.32

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to incentive fees in the prior three quarters has caused the Company’s incentive fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended March 31, 2012	Three months ended March 31, 2011
GAAP Basis:
Net Investment Income	$19,024,212	$14,876,635
Net Increase in Net Assets from Operations	20,298,244	18,014,892
Less: Incremental incentive management fee expense using existing formula as applied to current period operating results	(2,589,424)	(271,867)
Addback: GAAP incentive management fee expensed in the current quarter	2,213,859	—
As Adjusted:
Net Investment Income	$18,648,647	$14,604,768
Net Increase in Net Assets from Operations	19,922,679	17,743,025

Per Share Amounts, GAAP Basis:
Net Investment Income	$0.26	$0.20
Net Increase in Net Assets from Operations	0.28	0.25

Per Share Amounts, As Adjusted:
Net Investment Income	$0.25	$0.20
Net Increase in Net Assets from Operations	0.27	0.24

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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